Exhibit 10.1
Amended and Restated Employment Agreement
     THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into effective as of August 15, 2005, by and between THORATEC CORPORATION, a California corporation (the “Company”), and D. Keith Grossman (“Employee” and, together with the Company, the “Parties”) and amends and restates the Employment Agreement entered into by and between Employee and the Company as of December 6, 2001 (the “Original Employment Agreement”).
RECITALS
A. WHEREAS, Employee is currently President and Chief Executive Officer of the Company;
B. WHEREAS, the Original Employment Agreement expires on December 6, 2006;
C. WHEREAS, Employee desires to transition out of his employment with the Company so that he may pursue other interests and opportunities and additionally wishes to assist the Company in the recruitment and transition of his replacement; and
D. WHEREAS, in recognition of Employee’s contributions to the Company, the Company desires to facilitate Employee’s employment transition while continuing to obtain the benefit of his knowledge and experience on the terms set forth below.
     NOW, THEREFORE, in consideration of the foregoing premises and for the purposes hereinafter set forth and for other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the Parties hereto agree as follows:
AGREEMENT
     1. Employment Transition. The Parties acknowledge and agree that, at Employee’s request, the Board of Directors will shortly commence a search for a new Chief Executive Officer to replace Employee. Employee agrees to continue serving in his current positions as Chief Executive Officer during the course of this search (the “Search Period”). Following the hire date of a new Chief Executive Officer, Employee shall remain employed by the Company in the capacity of a transition facilitator to the new Chief Executive Officer for (i) ninety (90) days or (ii) such shorter period as agreed to in writing by Employee and the new Chief Executive Officer (the “Transition Period”; and the date on which such period expires and Employee’s employment with the Company terminates is referred to as the “Separation Date”). As the transition facilitator to the new Chief Executive Officer, Employee shall assist the new Chief Executive Officer as requested by him/her to enable the new Chief Executive Officer to fully run the Company after the Separation Date.
          1.1 Term. The term of the Original Employment Agreement was to expire on December 6, 2006 (the “Original Term Date”). If by February 1, 2006, no new Chief Executive Officer has been hired by the Company, then the Parties will immediately engage in good faith discussions, using their best efforts to determine whether to modify the timeline and structure of this Agreement, and if so, how best to make any such modifications, including without limitation whether to extend the duration or revise the incentive compensation provided herein. If the Parties are unable to reach agreement regarding any such modification, then the terms of this Agreement shall continue to apply through the Original Term Date, at which time Employee’s employment with the Company shall terminate.
     2. Compensation and Benefits during Transition Period.
          2.1 Base Salary. Employee shall continue to receive his current base salary at the annual rate of four hundred thirty six thousand eight hundred dollars ($436,800) during the Search Period and the Transition Period. Upon the termination of his employment for any reason, Employee shall immediately be paid any unpaid wages (including base salary and accrued vacation) earned by Employee as of such termination date.
          2.2 Bonus. For fiscal 2005, Employee shall receive a bonus in an amount equal to one hundred percent (100%) of Employee’s current base salary, plus any additional amount based on application of the “accelerator” provision of the Company’s bonus plan (the “Accelerator”). For fiscal 2006, Employee shall receive a bonus in an amount equal to eighty-five (85%) of his current base salary, provided that if the Separation Date occurs prior to July 1, 2006, he shall not be eligible for application of the Accelerator in determining the amount of his bonus, but if the Separation Date occurs on or after July 1, 2006, Employee will be eligible for application of the Accelerator in determining the amount of his bonus for fiscal 2006. Notwithstanding the foregoing, if Employee terminates his employment with the Company prior to the end of the Transition Period, Employee shall not be entitled to receive payment of a bonus in any amount for the year in which Employee’s termination occurs or any future period. Upon the termination of his employment for any reason, Employee shall immediately be paid any unpaid bonuses, if any, earned by him pursuant to this Section (with respect to any Accelerator portion of such bonuses, that portion shall be paid as soon as it can be determined whether the Accelerator applies).
          2.3 Benefits Generally. Employee shall continue to participate, during the Search Period and the Transition Period, in the health insurance and other benefit programs, including any long-term disability benefits, in which he is a participant at the time this Agreement is executed by the Parties. Employee’s vacation accrual, stock option vesting, and restricted stock restriction lapsing, shall also continue during those periods, and Employee shall be entitled to participate in any other fringe benefit programs that are made available to Company executives during those periods.
          2.4 Life Insurance. The insurance policy on the life of Employee purchased and maintained by the Company as of the date of this Agreement shall continue to be maintained by the Company during the Search Period and the Transition Period.
     3. Payments and Benefits Upon Termination of the Transition Period. Provided that Employee (i) has executed and delivered to the Company this Agreement, (ii) has not terminated his employment except for Good Reason after a Change of Control prior to the Separation Date, and (iii) on or after the Separation Date executes and delivers the General Release in the form attached hereto as Exhibit A and does not timely revoke such General

Release, Employee will receive, promptly after the end of such revocation period, the following additional payments and benefits on the terms and conditions set forth below:
          3.1 Severance Payments. Employee will receive a lump-sum severance payment in an amount equal to the base salary, if any, he would have received during the period from the Separation Date through the Original Term Date.
          3.2 Severance Benefits. Employee will receive a lump-sum payment in an amount equal to the cost to continue Employee’s existing group health insurance coverage under COBRA as provided by the Company’s group medical plan and dental plan for a period of eighteen (18) months following the Separation Date. Following his termination, Employee will be allowed to retain possession of the cell phone and laptop computer provided to him by the Company. In addition, the Company will pay the premium necessary to maintain the insurance policy on the life of Employee referred to in Section 2.4 hereof for a period of eighteen (18) months following the Original Term Date. Executive shall retain at all times the sole right to designate the beneficiary(ies) of such policy.
          3.3 Stock Options. To the extent not previously vested, all stock options granted to Employee shall immediately vest and become one hundred percent (100%) exercisable. Options must be exercised within the time period specified in the option agreement and option plan related to any such option
          3.4 Restricted Stock. The restrictions on each share of restricted stock granted to Employee pursuant to the Restricted Stock Grant Agreement between the Company and Employee, effective as of December 6, 2001 (the “Restricted Stock Grant Agreement”), shall immediately lapse as to any shares thereunder that are still restricted as of the Separation Date.
          3.5 Withholding and Section 409A Compliance. All of the above-described severance arrangements will be subject to customary withholding and other taxes. The parties intend that the payments and benefits or other compensation provided under this Agreement be paid in compliance with Section 409A of the Internal Revenue Code of 1986, as amended, such that there are no adverse tax consequences, interest, or penalties as a result of such payments, benefits or other compensation. The parties agree to modify this Agreement, the timing (but not the amount(s)) of the payments or benefits provided herein, or both, to the extent necessary to comply with such Section 409A.
     4. Other Termination and Change of Control during Search Period and Transition Period.
          4.1 Termination With Cause or Voluntary Termination. This Agreement may be terminated during the Search Period or the Transition Period (i) by the Company for “Cause” (as defined in Section 4.5 hereof) immediately upon written notice by the Company to Employee, or (ii) by Employee for any reason upon at least thirty (30) days prior written notice to the Company of such termination. If this Agreement is terminated by the Company for Cause or by Employee, except for Good Reason following a Change of Control, Employee shall receive no termination benefits pursuant to Section 3 hereof and if such termination occurs in 2005, no bonus for 2006. Notwithstanding the foregoing, if Employee voluntarily terminates his employment for any reason prior to the Original Term Date, Employee shall be entitled to pro rata vesting, based on Employee’s termination date, of the shares of restricted stock that would otherwise have vested in 2006 pursuant to the terms of the Restricted Stock Grant Agreement. Such vesting shall occur in increments of 1/12 for each full month of employment completed prior to the effective date of such termination.
          4.2 Disability or Death. If Employee’s employment terminates as a result of his disability or death (except as the result of his own intentional acts) during the Search Period or the Transition Period, he (or his estate) shall be entitled to receive the termination benefits pursuant to Section 3 hereof.
          4.3 Termination Without Cause. If this Agreement is terminated by the Company without Cause during the Search Period or during the Transition Period, Employee shall receive a severance payment of two (2) times his annual base salary and shall also receive the benefits set forth in Sections 3.2, 3.3 and 3.4 hereof.
          4.4 Change of Control. If during the Search Period or the Transition Period this Agreement is terminated by Employee for “Good Reason” after a Change of Control, or Employee is terminated by the Company for any reason after a Change of Control, Employee shall receive a termination payment of two and one-half times the sum of (i) his annual base salary, and (ii) the greatest of (a) the prior year’s target bonus, (b) the current year’s actual bonus, and (c) the current year’s target bonus.
          4.5 Cause. For purposes hereof, “Cause” shall mean (i) any act of personal dishonesty taken by Employee in connection with his responsibilities as an employee that is intended to result in substantial personal enrichment of Employee, (ii) Employee’s conviction of a felony which the Company reasonably believes has had or will have a material detrimental effect on the Company’s reputation or business, or (iii) any continued, willful, and material violation by Employee of Employee’s obligations to the Company after there has been delivered to Employee a written demand for performance from the Company that describes the basis for its belief that Employee is in violation of his obligations to the Company, and after Employee has been given a reasonable opportunity (of not less than 30 days, unless the circumstances merit a shorter period) to correct such violation.
          4.6 Good Reason. For purposes hereof, “Good Reason” shall mean any material reduction in the duties or salary or bonus opportunity of Employee or a requirement that Employee work at a facility more than 25 miles from the Company’s current headquarters during the term of this Agreement.
          4.7 Change of Control. For purposes hereof, “Change of Control” shall mean the occurrence of any of the following events: (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; (ii) the consummation of a sale of substantially all of the Company’s assets; (iii) the consummation of a merger or consolidation of the Company with any other corporation or other entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation; and (iv) a change in the composition of the Company’s Board of Directors occurring with a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (A) are directors of the Company as of January 1, 2004 or (B) are elected, or nominated for election, to the Board of Directors with the affirmative votes of at least a majority of those directors whose election or nomination was not in connection with any transaction described in clauses (i), (ii), or (iii) above, or in connection with an actual or threatened proxy contest relating to the election of directors to the Company.
          4.8 Good Faith and Fair Dealing. The Company acknowledges its obligation of good faith and fair dealing under California law in the performance of this Agreement and further acknowledges that any determination pursuant to Sections 4.5 and Section 4.6 hereof shall be made in good faith by the Board of Directors and not with a view to unfairly deny Employee the benefits of this Agreement.
          4.9 Gross-Up for Excise Tax. In the event the Company determines that any payment hereunder to or for the benefit of Employee (determined without regard to any additional payment required under this paragraph) (a “Payment”) is subject to the excise tax imposed by section 4999 (the “Excise Tax”) of the Internal Revenue Code, as amended, then Employee shall be paid an additional amount (a “Gross-Up Payment”) such that after payment by Employee of all taxes, including, without limitation, any income taxes and Excise Tax imposed upon the Gross-Up Payment, Employee retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payment.
     5. Outside Employment During Search Period and Transition Period.
          5.1 Other Affiliations. Employee shall not perform consulting or other services for any other company, corporation, or other commercial enterprise (other than for subsidiaries or affiliates of the Company), during the Search Period or the Transition Period; provided, however, that with the prior consent of the Company’s Board of Directors Employee may serve as a member of the board of directors of one or more corporations or other entities that do not directly or indirectly compete with the Company, as determined in the reasonable discretion of the Company’s Board of Directors. Notwithstanding the foregoing, Employee shall be subject to Section 8 of this Agreement related to confidential information of the Company at all times that Employee serves on any such other Board of Directors. The Employee’s current positions as director of each of Acorn Cardiovascular and Intuitive Surgical, Inc. are hereby consented to by the Company’s Board of Directors.
          5.2 Conflict of Interest. Employee hereby represents and warrants to the Company that (a) he is not obligated under any other employment, consulting, or other agreement which would affect the Company’s rights, or Employee’s duties, under this Agreement and (b) this Agreement is not in conflict with Employee’s commitments to any entity or person.

     6. Board of Directors. The Company’s Board of Directors shall use its best efforts, subject to the provisions of the Company’s by-laws, to nominate Employee as a director of the Company during the Search Period and the Transition Period; provided, however, that if during the Search Period or the Transition Period or thereafter, Employee takes a management or director position with a “Company Competitor” (as defined below), Employee agrees to resign from the Board immediately when requested to do so by the Board. Following the termination of his employment with the Company for any reason other than for “Cause” (as defined in Section 4.5) or voluntarily without “Good Reason” (as defined in section 4.6), Employee shall be compensated for his Company Board of Director service in the same manner that other non-employee directors are compensated for such service, with the exception that Employee will not be entitled to the grant for initial election or appointment provided to new Company Directors under the 1996 Nonemployee Directors Stock Option Plan of Thoratec Corporation. For the purposes of this Agreement, “Company Competitor” shall be defined as any company or operating division of a company that is either developing or marketing a device or devices for mechanical circulatory support in congestive heart failure patients, designed to compete with any of Thoratec’s devices in the bridge-to-transplant, destination therapy or postcardiotomy recovery markets.
     7. No Other Compensation or Benefits. Employee acknowledges and agrees that, except as expressly provided in this Agreement, Employee will not receive any additional compensation, severance, benefits or other payments of any kind in connection with Employee’s continued employment or the termination of Employee’s employment with the Company.
     8. Confidentiality.
          8.1 Protection of Information. Employee shall not, without the prior written consent of the Company, divulge to unauthorized persons, or use for any unauthorized purpose, either during or after his employment, any Confidential Information (as defined in Section 8.3 hereof). Employee shall use his best efforts and exercise due diligence to protect and guard Confidential Information within his possession and/or under his direct or indirect control.
          8.2 Records. All notes, memoranda, reports, drawings, manuals, materials, data and any papers or records of every kind, and any computers or wireless communications devices, which are now in Employee’s possession owned by the Company or developed or generated by Employee in the course of his employment under this Agreement that contain Confidential Information shall be the sole and exclusive property of the Company. Except as set forth in Section 3.2 hereof, this property shall be surrendered to the Company upon termination of this Agreement or upon request by the Company at any time either during or after the termination of employment, and no copies, notes, or excerpts thereof shall be retained by Employee.
          8.3 Confidential Information. For purposes of this Agreement, “Confidential Information” shall mean information as set forth below disclosed to Employee or known to Employee as a consequence of or through performance of services for the Company and its subsidiaries or affiliates, whether or not related to his duties as an employee of the Company, whether or not in his capacity as an employee or director. Such information shall include trade secrets or any other like information of value relating to the business, including actual research and development, of the Company or of any corporation, limited liability company, firm or partnership or other business enterprise directly or indirectly controlled by or controlling the Company or in which the Company or any of its affiliates has more than a twenty percent (20%) ownership interest for which Employee renders services. Information shall be considered, for purposes of this Agreement, to be confidential if not known publicly, even though such information has been disclosed to one or more third parties pursuant to distribution agreements, or other agreements entered into by the Company or any of its affiliates. For purposes of this Agreement, information shall not be considered confidential to the extent that such information is or becomes, through no fault of Employee, part of the public domain, such information is independently known to Employee, or such information is lawfully furnished to Employee by a third party without restriction on disclosure.
          8.4 Continuing Obligations. Employee acknowledges that Employee’s obligations with respect to Confidential Information as set forth in this Section 8, and any Confidential Information and Inventions Agreement executed by Employee in connection with his employment by the Company, are continuing and will survive the termination of this Agreement and the termination of Employee’s employment with the Company.
     9. Nonsolicitation. Employee agrees that for a period of one (1) year after the Separation Date (or such earlier termination date as may occur), Employee will not, except with the advance written approval of the Company, for any reason whatsoever, directly or indirectly, individually or on behalf of persons not now parties to this Agreement, or as a partner, founder, stockholder, director, officer, principal, agent, employee or in any other capacity or relationship, for Employee’s own account or for the benefit of any other person, encourage, induce, attempt to induce, solicit or attempt to solicit anyone who is employed at that time, or was employed during the previous one (1) year, by the Company or any affiliate to leave his or her employment with the Company or any of its affiliates, or to accept employment with or perform services for any other company, person or entity.
     10. Injunctive Relief. The parties hereto agree that damages would be an inadequate remedy for the Company in the event of a breach or threatened breach of Section 8 or 9 of this Agreement by Employee and, in the event of any such breach or threatened breach, the Company may, either with or without pursuing any potential damage remedies, obtain and enforce an injunction prohibiting Employee from violating this Agreement and requiring Employee to comply with the terms of this Agreement. The parties hereby agree to submit to the jurisdiction of the courts of the State of California and the Federal courts of the United States of America located within the County of Alameda in the State of California for any action to seek equitable relief.
     11. Binding Effect. This Agreement shall constitute the respective legal, valid and binding obligation of Employee and the Company in accordance with its terms, and shall inure to the benefit of and be binding upon the Company and Employee and their respective successors and assigns, and Employee’s heirs, executors and administrators.
     12. Notice. Any notice required or permitted hereunder shall be in writing and shall be given by personal delivery, facsimile or Unites States mail, certified or registered with return receipt requested, postage prepaid, and shall be deemed to have been duly given three (3) days after the mailing or on the date of service if delivered personally or the first day after transmission if sent by facsimile to the other party at the following addresses, or such other address as one party may from time to time give the other in writing:

If to the Company:	Thoratec Corporation
Attention: General Counsel
6035 Stoneridge Drive
Pleasanton, CA 94588
Fax: (925) 847-8625

If to Employee:	D. Keith Grossman
c/o Thoratec Corporation
6035 Stoneridge Drive
Pleasanton, CA 94588
Fax: (925) 847-8625
     13. Captions. The captions to Sections of this Agreement have been inserted for identification and reference purposes and shall not by themselves determine the construction or interpretation of this Agreement.
     14. Counterparts. This Agreement may be executed by facsimile and in counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.
     15. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of California without regard to principles of conflict of laws.
     16. Entire Agreement, Modification, Costs. This Agreement, including Exhibit A hereto, which is hereby incorporated by reference herein, constitutes the complete, final and exclusive embodiment of the entire agreement between Employee and the Company with regard to its subject matter, and supercedes and replaces in its entirety the Original Employment Agreement as well as the Company’s Amended and Restated Executive Officer Severance Benefits Plan. Except to the extent modified herein, the terms of the Restricted Stock Grant Agreement shall remain in full force and effect. Nothing in this Agreement shall affect the Company’s obligation to indemnify Employee to the fullest extent allowed by applicable law from and against any claims that are based upon or arise out of Employee’s employment with or service for the Company, and the terms of the Indemnity Agreement, dated as of January 31, 1996, between the Company and Employee, shall remain in full force and effect. This Agreement is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by Employee and a duly authorized officer of the Company. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable. The Company shall reimburse Employee for his costs, expenses, and reasonable attorneys’ fees incurred in negotiating and finalizing this Agreement.

     17. Dispute Resolution and Binding Arbitration. If there is any dispute arising out of or related to interpretation or enforcement of this Agreement which cannot be settled by good faith negotiation between the parties, such dispute will be submitted to JAMS for non-binding mediation, and the Company shall be responsible for paying the mediator’s fees. If complete agreement cannot be reached within forty-five (45) days of submission to mediation, any remaining issues in dispute will be submitted to JAMS for final and binding arbitration pursuant to JAMS Arbitration Rules and Procedures for Employment Disputes. Notwithstanding any provisions to the contrary found in such procedures, in the event of final and binding arbitration pursuant to this paragraph, except for the arbitrator’s fees which the Company shall be responsible for paying, each party will be responsible for paying its own costs and attorneys’ fees in connection with the arbitration. The arbitrator shall not be authorized to award the prevailing party costs and attorneys’ fees, except as expressly provided by statute. The dispute resolution provision of this Section 17 is without prejudice to the Company’s right to seek injunctive relief in a court of law for a breach by Employee of Section 8 or 9 hereof as provided in Section 10 of this Agreement.

REMANDER OF PAGE INTENTIONALLY BLANK

Signature Page to Amended and Restated Employment Agreement
dated as of August 15, 2005

THORATEC CORPORATION
By:	/s/ J. Donald Hill
J. Donald Hill
Chairman of the Board

AGREED:
By:	/s/ D. Keith Grossman
D. Keith Grossman

EXHIBIT A
GENERAL RELEASE
     I, D. Keith Grossman (“Employee”), agree to the terms in the foregoing Amended and Restated Employment Agreement and also agree as follows:
     Except as otherwise set forth in the foregoing Amended and Restated Employment Agreement, Employee hereby releases, acquits and forever discharges Thoratec Corporation (the “Company”) and each of its officers, directors, agents, servants, employees, attorneys, shareholders, successors, assigns and affiliates (the “Releasees”) of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys’ fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the execution date of this Release, including but not limited to, all such claims and demands directly or indirectly arising out of or in any way connected with Employee’s employment with the Company or the termination of that employment; claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law, statute, or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended, the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”), the antidiscrimination statutes of California or other applicable states; tort law; contract law; wrongful discharge; discrimination; harassment; fraud; defamation; emotional distress; and breach of the implied covenant of good faith and fair dealing. This release of claims does not affect in any way Employee’s indemnification rights as described in Section 16 of the Agreement, nor does it affect any rights that Employee has or may have to worker’s compensation benefits.
     Employee acknowledges that he is knowingly and voluntarily waiving and releasing any rights he may have under the ADEA. Employee also acknowledges that the consideration given for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which he was already entitled.
     Employee acknowledges his understanding that he may take twenty-one (21) days to consider this Release, although Employee may sign this Release earlier if he chooses, and that he has been advised that he should consult with an attorney, if he decides to do so, prior to executing this Release. Employee further acknowledges that he has seven (7) days following the execution of this Release to revoke the Release, and this Release will not be effective until the date upon which the revocation period has expired, which will be the eighth day after this Release is executed by Employee (“Effective Date”). To revoke acceptance, Employee must send a written notice to Thoratec Corporation, 6035 Stoneridge Drive, Pleasanton, CA 94588, Attn: General Counsel, by 5:00 p.m. on or before the seventh (7th) day after Employee signs and delivers to the Company this Release. All time limits set forth herein refer to calendar days unless otherwise specified. If the expiration of any time limit set forth herein falls on a weekend or a holiday observed by Thoratec, the time limit will be deemed to end at the close of business on the next workday.
     Employee understands and agrees that this Release includes claims which may be unknown to Employee at present, and that Employee has read and understands Section 1542 of the California Civil Code, which reads as follows: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER, MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.” Employee hereby expressly waives and relinquishes any and all rights under Section 1542 with respect to Employee’s release of any unknown or unsuspected claims Employee may have against the Releasees.
     Employee agrees not to commence any proceeding in court against the Company in connection with the matters released herein and that the only cause of action Employee could have against the Company after the date hereof would be for a breach of the foregoing Agreement or this Release or for matters arising after the date hereof.
     Employee represents and warrants that he has the sole right and authority to execute this Release and that he has not assigned or transferred, or purported to have assigned or transferred, to any corporation, entity or person, any dispute or claims released herein or any amount of money related hereto.

By:

D. Keith Grossman

Date: